Exhibit 99.1

Blue Water Vaccines Announces Exclusive, Global License Agreement for Chlamydia Vaccine
Candidate Development from The University of Texas Health San Antonio

CINCINNATI, OH, November 21, 2022 -- Blue Water Vaccines Inc. (“BWV” or “Blue Water Vaccines” or “the Company”) a biopharmaceutical company developing transformational vaccines to address significant global health challenges, today announced the signing of an exclusive, global license agreement for the development of a live attenuated, oral Chlamydia vaccine candidate from The University of Texas Health San Antonio (“UT Health San Antonio”).

“With millions of new and existing infections each year and no preventative treatment available, there remains a large unmet need for an efficacious Chlamydia vaccine both here in the U.S. and on a global scale,” said Joseph Hernandez, Chairman and Chief Executive Officer of Blue Water Vaccines. “We are thrilled to enter into this partnership with UT Health San Antonio and to pursue development of this groundbreaking vaccine candidate.”

Developed in the laboratory of Guangming Zhong, Ph.D., at UT Health San Antonio, the novel vaccine candidate utilizes a live attenuated Chlamydia strain, Chlamydia muridarum (“C. muridarum”). After oral delivery of the vaccine, C. muridarum was able to colonize in the gastrointestinal tract of mice and induce transmucosal protection against genital tract Chlamydia infection, without altering the gut microbiota or the development of gut mucosal resident memory T cell responses to a non-chlamydial infection. In addition, the vaccine was shown to be nonpathogenic in mice, indicating the potential to develop the live attenuated C. muridarum vaccine into a protective, human Chlamydia vaccine.

“Chlamydia vaccines have historically been challenging to produce, but our novel approach has demonstrated strong results in mouse models, which we believe will translate into a human vaccine candidate,” said Dr. Zhong of UT Health San Antonio. “We look forward to this new partnership with Blue Water Vaccines and to the development of this vaccine to benefit patients worldwide.”

According to the CDC, Chlamydia is the most frequently reported bacterial STI in the United States, with about 1.6 million new cases reported in 2020 alone. Globally, the WHO estimates about 129 million new cases of chlamydia each year and may be and underrepresentation given many cases are asymptomatic and low availability of diagnostic testing in low- and middle-income countries. Currently, there is no vaccine available to prevent chlamydia infection, and the main treatment is through antibiotic regimens with the possibility of reinfection after antibiotics have treated the disease. If undetected or left untreated, Chlamydia represents a major cause of pelvic inflammatory disease and infertility in women.

About Blue Water Vaccines

Blue Water Vaccines Inc. is a biopharmaceutical company focused on developing transformational vaccines to address significant health challenges globally. Headquartered in Cincinnati, OH, the company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children's Hospital Medical Center, St. Jude Children's Hospital, and The University of Texas Health San Antonio. The Company is developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including norovirus/rotavirus and malaria, among others. Additionally, Blue Water Vaccines is developing a Streptococcus pneumoniae (pneumococcus) vaccine candidate, designed to specifically prevent the highly infectious middle ear infections, known as Acute Otitis Media (AOM), in children. The Company is also developing a Chlamydia vaccine candidate with UT Health San Antonio to prevent infection and reduce the need for antibiotic treatment associated with contracting Chlamydia disease. For more information, visit www.bluewatervaccines.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on BWV’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the development of BWV’s vaccine candidates; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. BWV does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in BWV’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2022 and periodic reports filed with the SEC on or after the date thereof. All of BWV’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Media Contact Information:

Blue Water Media Relations

Telephone: (646) 942-5591

Email: Nic.Johnson@russopartnersllc.com

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Blue Water Investor Relations

Email: investors@bluewatervaccines.com